Exhibit 99.2

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

MEMRY CORPORATION

Moderator: James Binch

September 10, 2003

11:00 am ET

James Binch:

Good morning to you all. I am Jim Binch, Chairman and Chief Executive Officer. I’m joined this morning by Bob Belcher, our Senior Vice President of Finance and Administration and our Chief Financial Officer.

This morning’s discussion contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievement of the company to be materially different from the results, performance or other expectations implied by the forward-looking statements.

These factors include but are not limited to those detailed in the company’s period filings with the Securities and Exchange Commission.

With that said, good morning once again and welcome to our fourth fiscal quarter and year-end earnings conference call. I would ask that those of you who would like to ask questions at the conclusion of my prepared remarks ask no more than two questions at a time to enable as many as would like to address questions to us.

For any reporters who may be on the call we would ask that you refrain from addressing questions to us during the call. However both Bob Belcher and I

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

will be available following the call to answer any additional follow-up questions you or others may have at our main number, which is area code 203-739-1100.

As noted in yesterday’s release revenues for the 12 months ended June 30 rose three percent to $34 million or three percent from $32.9 million last year while net earnings increased by $5 million to $8.8 million or 34 cents per share, compared to $3.78 million or 15 cents per share for the fiscal year ended June 30, 2002.

The year-end 2003 results include the one-time increase in earnings resulting from the previously announced recognition of a deferred tax asset that contributed $6.8 million to net income in 2003.

In March we alerted all of our investors to a significant decline in orders for AAA stent components from our largest customer. The result was a substantial margin erosion because we still had ongoing manufacturing overhead costs after the abrupt decline in orders as well as the impact of shifts in product base.

Significant yield improvements in individual product lines were not nearly enough to offset these developments with the result, as fourth quarter revenues declined that we had broadly anticipated to $7.3 million.

Not withstanding this revenue drop we were able to continue to operate profitably and maintain our positive cash flows from operations. As a result, our working capital position and our balance sheet ratios achieved record levels with more than seven million cash on hand, no outstandings on our revolving credit facility and an overall debt to equity ratio of 17%.

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

Since the beginning of calendar 2003 we have successfully concluded two major renegotiations of our long-term agreements with our largest and second largest customers, resulting in a much improved contractual framework providing for level loading of product shipments against monthly long-term forecasts of product needs, committed levels of receipts and rights of first refusal for next generation products.

We anticipate that both the letter and the spirit in which these agreements were fashioned will better enable us to manage our manufacturing operations and forecast revenues and shipments to these important customers.

Notwithstanding the much-improved contractual arrangements we do not anticipate any significant upturn in AAA stent component demand for the largest customer’s products needs during the remainder of this calendar year.

While new products and applications will be the primary growth drivers in 2004 we do not anticipate that they will provide sufficient growth for us to enable us to grow overall revenues beyond the level obtained in 2003.

Further as we noted in yesterday’s release competitive pressures have been noted in most markets, resulting in increased price competition for all products but most notably for seamless Nitinol tubing, a significant contributor to our gross margins. As a result we anticipate a lower profit level in 2004 than we obtained in 2003.

Despite the challenges ahead of us for 2004 our intensive efforts to improve operational efficiencies are beginning to have a measurable impact on individual product line results. Dedicated cross-functional process improvement teams are in place for all of our major products today with daily and weekly monitoring of the results of those activities.

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

We will continue these programs throughout our operations. We also expect our oilfield partner to commercialize their new system during the current fiscal year and other programs on which we have been working for some time are also expected to finally bear fruit this year.

However to be conservative we have not included any significant financial amounts from these endeavors in our guidance to you or our investors for 2004.

During the past six months we have also re-evaluated how we are addressing our customers, both in the field and internally within our organization. As a result we have now increased our field presence two-fold over previous levels, have begun a proactive application marketing effort and have recently added a new vice president of sales and marketing with extensive medical industry background and experience.

We now have a dedicated and highly experienced person covering the orthopedic market specifically, another focusing on strategic accounts and yet others covering geographic territories, all supported by a strong customer service team based here in our headquarters operations.

The quality and depth of our sales and marketing team is markedly superior to any we have previously enjoyed and we certainly have high hopes for their success in the coming year and beyond. It is abundantly clear we must have many developmental projects active at any one time to assure commercial volume growth in the quarters and years ahead.

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

We have spoken frequently about our efforts to diversify both our customer base and our breadth of applications using shape memory material technology, predominantly focused on the medical device industry.

We remain encouraged and in fact even excited by the programs currently under development. Lately we have also conducted independent third party research on the usage of trends affecting Nitinol and other shape memory alloy materials and are most encouraged by the positive feedback we have received.

But we like you are also frustrated by the amount of time many of these programs are taking to fully mature into commercial releases. Nearly all of this is outside Memry’s direct control.

Recognizing these challenges the company and our board of directors began months ago to evaluate strategic options to accelerate our diversification efforts. Our principle strategic premise is that the medical device community will continue to seek out those companies, which possess not only unique technologies of relevance to their devices but more particularly those able to combine two or more distinctive capabilities, the combination of which can shorten the time to market considerations so crucial to them or provide them with this distinctive competitive advantage.

With the assistance of the New York based investment firm of Troutman Wasserman, a firm specializing in emerging growth companies, we are engaged in the strategic assessment of additional opportunities such as strategic alliances, partnering and acquisitions.

We are seeking to identify ways to materially add to shareholder value, stabilize revenues and earnings and build on the strong technology

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

competence of our company. Several such opportunities are now under active investigation with others likely to emerge in the coming months.

We would hope to be able to consummate at least one such addition to our core business during the upcoming fiscal year. Our end goal is to significantly enhance our growth platform, improve the consistency of earnings and hence provide a strong impetus for increase in shareholder value.

In summary we have built a strong foundation on which to continue to build our company. Improvements in our manufacturing operations have begun and will continue unabated. Our technology position continues to strengthen and we are refining our strategic vision so as to accelerate our long-term growth and profitability.

We’ll now take your questions and may I remind you once again that we would ask each questioner to only ask two consecutive questions to give others a turn.

Operator now we turn it over for the Q&A.

Question:

I was wondering in terms of the Guidant AAA problems that they had, why didn’t that possibility have a little bit more positive impact for Memry? They were not an original customer but more of a competitor in the AAA market.

James Binch:

The Guidant product had stabilized its market position with roughly 30% of the domestic market. And at the time earlier this calendar year both Gore Medical and Cook were approved by the FDA to introduce their AAA stent platforms into the marketplace. And at that time when Ancure was withdrawn

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

from the market there were two new entrants on the market, both Gore and Cook along with the Medtronic line in the market, the AneuRx product line.

So the end result seems to have been that the centers that were using the Ancure product have split their business between the new Gore product and the new Cook product with some modest increase for AneuRx from Medtronic.

But this is a market that still remains a very closely monitored application by the FDA and by the device companies and the hospitals and physicians themselves because the Ancure product and the AneuRx product are both referred to as first generation products.

The Cook product and the Gore product are referred to as second-generation products. There are others including Medtronic products that are in the pipeline that will be so called second-generation. So the market growth of the procedure in the United States has been relatively flat waiting for the next generation products to come, which is why we interpret at this point that Ancure going out of the market did not have a significant impact on the overall market picture.

Question:

I was wondering also in terms of the new agreement with your largest customer, how do you shape that agreement to maybe more shield yourself as you said. Is it based on a minimum order that that customer must come to you with or a fixed dollar amount per calendar year?

James Binch:

The agreements that we’ve reached with the largest customers are broad in nature. There’s a master agreement then there are a number of what we refer to as product agreements that fall under the master agreement. And

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

depending on what the product is there are some different features or attributes.

Generally speaking, the agreements call for the customer to provide each month a 12-month rolling forecast of requirements. For the first 90 days of that forecast period they are obligated to take what’s in that forecast. And they are obligated to take on a unit volume basis a declining percentage in the quarters on out over the 12-month period but rolls every month with the objective being that it provides both some flexibility for the device company client on their end, but it also provides a level of commitment from them to us to level load and give us the forward visibility and commitment period that we can plan with.

Question:

I’m just going through my old notes and on the third quarter conference call when the yields were beginning to be an issue of these publicly, you mentioned on the call that you took some steps in March to achieve greater yields and greater efficiencies and at that time you were already beginning to see some improvement. But meanwhile we saw a continued drop in the gross margin for the fourth quarter.

So where did that leave us? Did the changes that we made in March not hold or what?

Bob Belcher:

We actually did see some yield improvements in the fourth quarter that are continuing to move in a positive direction. There are a couple of factors though that has mitigated that improvement. One is that our margins are also quite volume sensitive because of our facilities.

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

In particular our West Coast facility is a fairly high fixed cost plant. So because we have had reduced throughput in our facility, that will have a negative impact on our absorption and that will affect our margins.

We are fighting off now some pricing pressure that we have not had in previous years. Even though the yields are going in the right direction, these other trends have recently been going in a negative direction so the overall net result has been a drop.

Question:	The pricing pressure is coming out of your competitors in Japan or in Germany?

Bob Belcher:

It’s more domestic than overseas. And it’s not everywhere to the same degree but it is to be expected and we’re taking steps to try to work around that and in some of the newer product areas will be able to do that. But it’s what happens as an industry grows.

Question:

I guess my second question was relating to a new outlay for an orthopedic device that was developed in-house. We were hoping to see a customer announcement on that back in the spring. Can you give us an update on where that product line stands?

James Binch:

We have a number of programs active and underway with orthopedic applications. We are working with a client on a very unique spinal repair device, which is now going into clinical trials. They themselves are about six to nine months behind their original time frame. But it was not sufficient to dissuade investors because that company had a very successful financing round in the spring based on the strength of the data that they have already gotten.

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

So that program continues to move forward. It’s just slid in terms of volume. But as with others when they get to the stage where they’re ready to go and complete and they’ve got lock-down on design, then and only then can we finalize agreements. But at this point, although the program is moving forward well, it’s delayed from where they originally anticipated. But it’s still looking very successful.

Question:	Yes. I’m wondering why if you’re looking to increase shareholder value you have not considered the sale of this company.

James Binch:

That is a question that our board and the management have discussed. We do not feel that the current valuation in the marketplace is a fair reflection of our value. We believe there is significant growth potential in the use of these materials.

We also believe the best intermediate strategy to raise valuation is to continue to build revenue and earnings to a point where we would become a more attractive entity for a third party to acquire. We believe that today, given the nature of our company, the opportunity that we have for a better return for investors is to build this business further so that it becomes a more attractive acquisition candidate for another company within the near foreseeable future, but not as it sits and stands right today.

Question:	But we’re not seeing any growth improvement in sales and earnings so what makes an investor feel that they can have confidence that this management team is able to grow revenues and profits?

James Binch:	Probably 75% of the projects in which we are engaged are with emerging companies or start-up ventures. And those ventures go through a long development cycle.

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

We began that process in broadening the envelope about two years ago. We can point to program by program where those are and where they in development. To the extent we are disappointed in the same way as investors are disappointed, we underestimated several years ago the length of time that these programs would require before they became significant revenue producing components or products for Memry as well as for the device company themselves.

If you evaluate the number of programs and different applications and procedures we are engaged in today versus 12 and 24 months ago, you see a radical difference. And the benefits of those developments we certainly expect to see over time.

One of the things that everyone including the management and the leadership of the company became somewhat presumptive about was when one or two significant programs that were small in nature but large in revenue potential took off very, very rapidly and carried the company’s revenue growth very quickly but on a very narrow base.

It was assumed to some degree that that growth rate could be propelled on the back of those major accounts or major products. As we know today that has not been the case. Instead what we have been doing is making sure that instead of two or three, we have 15 or 20 developing products that build a more solid foundation for the future so we’re not banking on any one.

One thing that is noteworthy, even as the growth rate in the past 12 months has been less than we all expected and desired, is that in 2001 a single product was 42% of our total consolidated revenues.

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

In 2004 the single largest product for single customer application will be down to 14%. This gives us a much more solid foundation to build on. We should be much less volatile in the future than we’ve been in the past.

This has been a very steep and difficult learning curve. But we and our board believe the best way to increase shareholder value is to monetize what we have in the pipeline and establish alliances, partnership and/or acquisition that will further increase our valuation. And at that point we can consider whether or not the highest value for the shareholders is to sell to another company.

Question:

I guess my last question, which would be tied in, why is the Interventional Division of Synovis Life Technologies doing so well? They have products that compete directly with yours and they’re reporting record sales and earnings quarter after quarter.

James Binch:

Actually Synovis has two separate divisions. We do not make a practice of studying them. We know a little bit about Synovis. We have competed with them on only one occasion. In that particular occasion we were actually delighted that we did not end up as the winning party because of the difficulties that we know of that they’ve had since then.

But having said that we’re not really in a position to comment on what their particular mix or marketing capabilities.

Question:

The best of the company here over the years seems to have been to increase the cash and the cash equivalent in the company and keep a pretty tight reign on debt. Is that going to be the future for this company?

Bob Belcher:	Certainly one wants to manage the balance sheet appropriately. What we are looking to do though is to utilize some of the assets that we have accumulated

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

over time, both financial and otherwise, to look to increasing shareholder value through strategic diversification.

So we may indeed use some of that cash for potential acquisitions or joint vendors or partnerships. Or we may use some of it for internal growth for new equipment and machines to improve our efficiency. We will try to use that asset in an appropriate business manner.

Question:

Second question, whose idea is it to kind of pursue this, which I personally am in favor of. Mr. Binch you’re the Chairman of the Board. Is this your idea on the Board or do you have a lot of Board members that support this?

James Binch:

The Board and our senior leadership here have a unified and collective view on two fronts here. Number one. We absolutely felt several years ago that the company’s priorities from a fiscal perspective had to be a significant strengthening of our working capital position because of the nature of the volatility and our dependence on a few customers. We had to have a strong balance sheet and a relatively light load of debt in that environment to build the financial capacity of the company.

Secondly the Board is unanimously in agreement with us as the senior leadership team that now is the time to increase earnings now that we have significantly reduced our dependence on any one single customer and we have significantly strengthened our financial capacity at the same time as we need to grow the business more rapidly on a consistent basis.

Also we are considering alliances, joint ventures and acquisitions and we should do that using the financial strength that we have built. So it was really quite a conscious set of decisions made several years ago to strengthen ourselves before we went outside.

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

Question:	Could you give an update a little bit on what your plans are to do with the oil service company and what down the road are going to be the real benefits to our company?

James Binch:

We have commented in the past that we have a partnership agreement for the development and intellectual property and a license structure with a large oilfield industry supply service firm. Our role going forward will be a design assistance role as and when required.

Once they commercialize the technology and roll it into the marketplace they will be fully responsible with their own supply chain to have the very complex system manufactured. Memry will have no role in that whatsoever.

Our ongoing benefit will be the receipt of revenues based on the amount of sale of these systems to major oil exploration, production and operations around the world.

They are making a major presentation to the Petroleum Congress in early October about this new technology and they’re continuing to refine the system, which is a highly complex total system. They have advised us that they continue to anticipate that it will be commercialized during this fiscal year. Expect them have more to say once they have their meetings at the Petroleum Congress.

But our role will be simply design assistance as and when required and the receipt of royalty revenues on their commercialization of the product line

MEMRY CORPORATION

Moderator: James Binch

09-10-03/10:00 am CT

Confirmation # 2661184

James Binch:

Bob and I would like to thank you for attending this morning’s session and look forward to our next earnings conference on the first quarter earnings, which we will do in early November, followed which we’ll have the annual shareholders meeting, which will be here in Connecticut in December. Our annual report will be going out in three or four week’s time. We look forward to getting together with you again in early November.

Thank you very much for your attention this morning and we’ll talk to you then.